Registration No. 333-17637
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
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                        PRE-EFFECTIVE AMENDMENT NO. 1 TO
                                    FORM S-6

                FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933
        OF SECURITIES OF UNIT INVESTMENT TRUSTS REGISTERED ON FORM N-8B-2

          SEPARATE ACCOUNT FP
                  of
     THE EQUITABLE LIFE ASSURANCE             James M. Benson, President
     SOCIETY OF THE UNITED STATES        The Equitable Life Assurance Society of
         (Exact Name of Trust)                    the United States
                                                  787 Seventh Avenue
     THE EQUITABLE LIFE ASSURANCE              New York, New York 10019
     SOCIETY OF THE UNITED STATES        (Name and Address of Agent for Service)
      (Exact Name of Depositor)
     1290 Avenue of the Americas
       New York, New York 10104
   (Address of Depositor's Principal
          Executive Offices)

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              Telephone Number, Including Area Code: (212) 554-1234
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                  Please send copies of all communications to:
               MARY P. BREEN, ESQ.                     with a copy to:
  Vice President and Associate General Counsel        THOMAS C. LAUERMAN
          The Equitable Life Assurance          Freedman, Levy, Kroll & Simonds
          Society of the United States  1050 Connecticut Avenue, N.W., Suite 825
               787 Seventh Avenue                  Washington, D.C. 20036
            New York, New York 10019
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      Securities Being Registered: Units of Interest in Separate Account FP
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Approximate date of proposed public offering: As soon as practicable after the effective date of the Registration Statement.

An indefinite amount of the Registrant's securities has been registered pursuant to a declaration, under Rule 24f-2 under the Investment Company Act of 1940, set out in the Form S-6 Registration Statement contained in File No. 2-98590. The Registrant filed a Rule 24f-2 Notice for the December 31, 1995 fiscal year end on February 27, 1996.

The registrant hereby amends this Registration Statement under the Securities Act of 1933 on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

        The sole purpose of this Amendment is to amend the Registration Statement to include the following undertaking. This Amendment shall not be deemed to amend, delete or supersede any other material previously filed as part of this Registration Statement, which other material is hereby incorporated by reference.


                                   UNDERTAKING


        As a condition to the grant of effectiveness of this Registration Statement prior to the consummation of the merger of Equitable Variable Life Insurance Company into The Equitable Life Assurance Society of the United States ("Equitable"), Registrant hereby undertakes not to offer or sell to the public any securities of which Registrant is the issuer unless and until the merger is consummated and a registration statement for Registrant is filed pursuant to
Section 8 of the Investment Company Act of 1940 to reflect the change in depositor, which registration statement may take the form of an amendment to the Form N-8B-2 of Separate Account FP of Equitable Variable Life Insurance Company (File No. 811-4335).

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

                                   SIGNATURES



Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, and its seal to be hereunto affixed and attested, all in the City and State of New York on the 18th day of December, 1996.


                      SEPARATE ACCOUNT FP OF THE EQUITABLE
                      LIFE ASSURANCE SOCIETY OF THE UNITED STATES

                      By: THE EQUITABLE LIFE ASSURANCE SOCIETY
                          OF THE UNITED STATES, DEPOSITOR

                          By: /s/ Samuel B. Shlesinger
                                  ------------------------
                                 (Samuel B. Shlesinger)
                                  Senior Vice President





Attest: /s/ Linda Galasso
       -----------------
           (Linda Galasso)
            Assistant Secretary
            December 18, 1996














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

                                   SIGNATURES



Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City and State of New York on the 18th day of December, 1996.



                          THE EQUITABLE LIFE ASSURANCE
                          SOCIETY OF THE UNITED STATES


                          By: /s/ Samuel B. Shlesinger
                                  ------------------------
                                 (Samuel B. Shlesinger)
                                  Senior Vice President


        Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the date indicated:

PRINCIPAL EXECUTIVE OFFICERS:

*  Joseph J. Melone           Chairman of the Board

*  James M. Benson            President and Chief Executive Officer

*  William T. McCaffrey       Senior Executive Vice President and Chief
                              Operating Officer

*  Jerry M. de St. Paer       Executive Vice President

PRINCIPAL FINANCIAL OFFICER:

*  Stanley B. Tulin           Senior Executive Vice President and Chief
                              Financial Officer

PRINCIPAL ACCOUNTING OFFICER:

/s/ Alvin H. Fenichel
---------------------
    Alvin H. Fenichel         Senior Vice President and Controller
    December 18, 1996

*DIRECTORS:


Claude Bebear              Jean-Rene Foutou        Winthrop Knowlton
James M. Benson            Norman C. Francis       Arthur L. Liman
Christopher J. Brocksom    Donald J. Greene        George T. Lowy
Francoise Colloc'h         John T. Hartley         William T. McCaffrey
Henri de Castries          John H.F. Haskell, Jr.  Joseph J. Melone
Joseph L. Dionne           W. Edwin Jarmain        Didier Pineau-Valencienne
William T. Esrey           G. Donald Johnson, Jr.  George J. Sella, Jr.
                                                   Dave H. Williams



*By:  /s/ Samuel B. Shlesinger
     ------------------------
         (Samuel B. Shlesinger)
          Attorney-in-Fact
          December 18, 1996







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